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Exhibit 99.03

                        , 2015

Offer to Exchange

5.375% Senior Notes due 2024, which have been registered under the
Securities Act of 1933, as amended,
for any and all outstanding 5.375% Senior Notes due 2024
144A Notes (CUSIP 62943W AA7 and ISIN US62943WAA71)
Regulation S Notes (CUSIP U67007 AA9 and ISIN USU67007AA94)

of

NRG YIELD OPERATING LLC

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON                 , 2015 (THE
"EXPIRATION DATE"), UNLESS EXTENDED BY NRG YIELD OPERATING LLC, INC.
IN ITS SOLE DISCRETION.

To Brokers, Dealers, DTC Participants, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed for your consideration is a prospectus, dated                        , 2015, of NRG Yield Operating LLC, a Delaware limited liability company (the "Issuer"), and a related Letter of Transmittal, that together constitute the Issuer's offer to exchange (the "Exchange Offer") up to $500,000,000 of 5.375% Senior Notes due 2024 (together with the guarantees thereof, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended, of the Issuer, for a like aggregate principal amount of outstanding 5.375% Senior Notes due 2024 (together with the guarantees thereof, the "Old Notes"), of the Issuer.

        We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.

        Enclosed herewith are copies of the following documents for forwarding to your clients:

        1.     the prospectus, dated                                    , 2015;

        2.     a form of letter of transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

        3.     a form of notice of guaranteed delivery to be used to accept the Exchange Offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date or if the procedure for book-entry transfer (including a properly transmitted agent's message) cannot be completed on a timely basis; and

        4.     instructions to a registered holder from the beneficial owner for obtaining your clients' instructions with regard to the Exchange Offer.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

        The Issuer will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer.

        Please refer to "Exchange Offer—Procedures for brokers and custodian banks; DTC ATOP accounts" and "Exchange Offer—Guaranteed delivery procedures" in the prospectus for a description of the procedures which must be followed to tender Old Notes in the Exchange Offer.

        Any inquiries you may have with respect to the Exchange Offer may be directed to the Exchange Agent at 212-750-6474 or at the address set forth on the cover of the Letter of Transmittal. Additional copies of the enclosed material may be obtained from the Exchange Agent.

        Very truly yours,

        NRG Yield Operating LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.03